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                                   EXHIBIT 1.3

                         Marketing Support Fee Agreement

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                        CNL HOSPITALITY PROPERTIES, INC.
                         MARKETING SUPPORT FEE AGREEMENT

         THIS MARKETING SUPPORT FEE AGREEMENT, effective as of _____________, 2002, is between CNL SECURITIES CORP. (the "Managing Dealer") and [name of Broker/Dealer to be inserted] (the "Participating Broker").

                               W I T N E S S E T H

         WHEREAS, CNL Hospitality Properties, Inc. (the "Company") filed with the Securities and Exchange Commission a Registration Statement (No. 333-98047) on Form S-11 (the "Fifth Offering") covering 175,000,000 of its common shares, par value $0.01 per share (the "Shares"), to be offered to the public;

         WHEREAS, the Company has retained the Managing Dealer to use its best efforts to sell the Shares and to manage the sale by others of the Shares;

         WHEREAS, the Managing Dealer desires to avail itself of the experience, sources of information and assistance of the Participating Broker in marketing and selling the Shares and to have the Participating Broker undertake the duties and responsibilities hereinafter set forth, all as provided herein; and

         WHEREAS, in exchange for the Marketing Support Fee (as hereinafter defined), the Participating Broker is willing to undertake the duties and responsibilities hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1. Services. The Managing Dealer retains the Participating Broker and the Participating Broker agrees to provide the following services in connection with the sale of the Shares in the Fifth Offering:

         (i) The Participating Broker will use the services of its internal marketing support personnel (including, but not limited to, telemarketers and marketing personnel) to assist the Managing Dealer's marketing team and will meet with the Managing Dealer's marketing team. The services of the Participating Broker's internal marketing support personnel include, but are not limited to, updating the Participating Broker's list of registered representatives quarterly, developing and updating information about the Company on the Participating Broker's website and developing and updating links to the Company's website, providing referrals and contact information to the Company of the registered representatives that may be able to assist with the sale of the Shares and formulating a marketing and business plan and monitoring the results achieved under such plan.

         (ii) The Participating Broker represents that it has internal marketing communication vehicle(s) and will use these sources to promote the Company. These internal marketing communication vehicles include, but are not limited to, newsletters, conference calls, cassette tapes, internal mail and intranet sites. The Participating Broker may promote the Company by including articles and updates about the Company in their newsletters and other publications and communication vehicles and the Participating Broker may organize conference calls with its regional representatives to discuss the Company and its business.

Section 2. Fees. For such services, the Participating Broker shall receive a fee (the "Marketing Support Fee") equal to one-half of one percent of the selling price on all sales of the Shares made by the Participating Broker in the Fifth Offering. Such fee will be payable at the same time as sales commissions with respect to such sales are payable to the Participating Broker.

IN WITNESS WHEREOF, the parties have executed this Marketing Support Fee Agreement on the date and year shown above.

"Participating Broker":                  "Managing Dealer":
(Name of Broker)                         CNL SECURITIES CORP.
By:________________________________      By:__________________________________
     Print Name:                              Name:     Robert A. Bourne
     Title:                                   Title:    President



Witness:___________________________      Witness:______________________________